July 22, 2005

Pacific Life Insurance Company

Pacific Life & Annuity Company

Ladies and Gentlemen:

This letter sets forth the agreement(“ Agreement”) between Pacific Life msurance Company (“Company A”) and Pacific Life & Annuity Company (“Company B”) (each a “Company” and collectively “you,” “your” or the “Companies”), on the one hand, and T. Rowe Price Associates, me. (“Price Associates”) concerning certain administrative services to be provided by each of you, with respect to the T. Rowe Price Equity Series, Inc. (the “Fund”). This letter supercedes the letter dated February 1, 2005 between Pacific Life msurance Company and T. Rowe Price Associates, Inc.

1.                                      The Funds. Each of the Funds is a Maryland Corporation registered with the Securities and Exchange Commission (the “SEC”) under the investment Company Act of 1940, as amended (the “Act”) as an open-end diversified management investment company. Each Fund serves as a funding vehicle for variable annuity contracts and variable life insurance contracts and, as such, sells its shares to insurance companies and their separate accounts. With respect to various provisions of the Act, the SEC requires that owners of variable annuity contracts and variable life insurance contracts be provided with materials and rights afforded to shareholders of a publicly-available SEC-registered mutual fund.

2.                                      The Companies. Company A is a California insurance company, and Company B is an Arizona insurance company. Each Company issues variable annuity and/or variable life insurance contracts ( the “Contracts”) supported by one or more separate accounts (individually a “Separate Account” and collectively the “Separate Accounts”) which are registered with the SEC as unit investment trusts, or which are properly exempt from registration. Each of the Companies has entered into a participation agreement with one or more of the Funds (individually a “Participation Agreement” and collectively the “Participation Agreements”) pursuant to which each Company purchases shares of the Fund for the Separate Account supporting the Company’s Contracts.

3.                                      Price Associates. Price Associates serves as the Fund’s investment adviser. Price Associates supervises and assists in the overall management of the Funds’ affairs under an investment management agreement with each Fund (the “Management Agreement”), subject to the overall authority of the Fund’s Board of Directors in accordance with Maryland law. Under the Management Agreement, Price Associates is compensated for providing investment advisory and certain administrative services ( either directly or through affiliates).

4.                                      Administrative Services. You have agreed to assist us, as we may request from time to time, with the provision of administrative services to the Funds, as they may relate to the investment in a Fund by the Separate Accounts. It is anticipated that such services may include (but shall not be limited to): the mailing of Fund reports, notices, proxies and proxy statements and other informational materials to holder of the Contracts supported by the Separate Accounts; the maintenance of separate records for each holder of the Contracts reflecting shares purchased and redeemed and share balances; the preparation of various reports for submission to Fund directors; the provision of advice and recommendations concerning the operation of the series of the Funds as funding vehicles for the Contracts; the provision of shareholder support services with respect to the Separate Account portfolios serving as funding vehicles for the Contracts; telephone support for holders of Contracts with respect to inquiries about the Funds; and the provision of other administrative services as shall be mutually agreed upon from time to time. The Company agrees to monitor its contractholders’ accounts for excessive trading or market timing activity ( as defined in the Fund’s prospectus) and agrees to work with the Price Associates to deter or block any future such activity.

5.                                      Payment for Administrative Services. In consideration of the administrative services to be provided by each of the Companies, we shall make payments to each of the Companies on a monthly basis (“Payments”) from our assets, including our bona fide profits as investment advisers to the respective Funds, an amount equal to 15 basis points (0.15%) per annum of the average aggregate net asset value of shares of the Funds held by the Separate Accounts under the Participation Agreements, provided, however, that such payments shall only be payable with respect to a Fund for each calendar month during which the aggregate dollar value of shares of all Funds purchased pursuant to a Participation Agreement by the insurance companies in the aggregate exceeds $25,000,000. Subject to the terms of paragraph 6 hereof, Price Associates shall be responsible for payments due pursuant to this Paragraph 5 with respect to the purchase of shares of a Fund managed by Price Associates. For purposes of computing the payment to each Company contemplated under this Paragraph 5, the average aggregate net asset value of shares of the Funds held by the Separate Accounts over a monthly period shall be computed by totaling each Separate Account’s aggregate investment (share net asset value multiplied by total number of shares held by the Separate Account) on each business day during the calendar month, and dividing by the total number of business days during such month. The Payments contemplated by this Paragraph 5 shall be calculated by Price Associates at the end of each calendar month and will be paid to each Company within 30 calendar days thereafter.

6.                                      Unified Payment Procedure. You have agreed that in order to simplify the procedure by which Payments required to be made by Price Associates pursuant to Paragraph 5 hereof are made to the Companies, the obligations of Price Associates to make such payments to each Company can be fulfilled by the remittance of a single, unified Payment (the “Unified Payment”). The Unified Payment shall be made by Price Associates to Company A, accompanied by a written statement setting forth the respective amounts due to each of the Companies. Company A in tum, agrees that it will remit Company B’s portion of each Unified payment to Company B as soon a practicable after Company A’s receipt of such Unified Payment, unless a different arrangement is agreed to between Company A and Company B. Company B agrees that the respective obligations of Price Associates to make payments to it pursuant to paragraph 5 hereof shall be satisfied upon receipt of the applicable Unified Payment by Company A.

7.                                      Nature of Payments. The parties to this Agreement recognize and agree that Price Associate’s Payments to the Companies relate to administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of the Contracts or of Fund shares; and further, that these payments are not otherwise related to investment advisory or distribution services or expenses, or administrative services which Price Associates is required to provide to owners of the Contracts pursuant to the terms thereof. You represent that you may legally receive the payments contemplated by this Agreement.

8.                                      Term. This Agreement shall remain in full force and effect for an initial term of two years, and shall automatically renew for successive one-year periods unless any party informs each of the other parties upon 60-days written notice of its intent not to continue this Agreement. This Agreement and all obligations hereunder shall terminate automatically with respect to a Company and its relationship with a Fund upon the redemption of the Company’s and its Separate Account’s investment in the Fund, or upon termination of its Participation Agreement with the Fund.

9.                                      Amendment. This Agreement may be amended only upon mutual agreement o all of the parties hereto in writing.

10.                               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

If this Agreement is consistent with your understanding of the matters we discussed concerning your administrative services, kindly sign below and return a signed copy to us.

Very truly yours,

T. Rowe Price Associates, Inc.

By:	/s/ Darrell N. Braman
Name:	Darrell N. Braman
Title:	Vice President

Acknowledged and Agreed to:

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Glenn S. Schafer
Name:	Glenn S. Schafer
Title:	Vice Chairman

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Audrey L. Milfs
Name:	Audrey L. Milfs
Title:	Vice President & Secretary

PACIFIC LIFE & ANNUITY COMPANY

By:	/s/ James T. Morris
Name:	James T. Morris
Title:	EVP

PACIFIC LIFE & ANNUITY COMPANY

By:	/s/ Audrey L. Milfs
Name:	Audrey L. Milfs
Title:	Vice President & Secretary